GANNETT WELSH & KOTLER INVESTMENT TRUST

              AMENDMENT NO. 2 TO AGREEMENT AND DECLARATION OF TRUST
                   (ESTABLISHMENT OF TWO NEW SERIES BY TRUST)


     The undersigned certifies hereby that he is the duly elected Assistant Secretary of the Gannett Welsh & Kotler Funds, and that pursuant to Section 7.3 of the Agreement and Declaration of Trust dated April 24, 1996 (the "Declaration of Trust"), the Trustees, by a vote cast at a regularly scheduled meeting of the Board of Trustees held on May 16, 2000, unanimously adopted the following resolutions:

          "RESOLVED, that two new series of shares of the Trust be, and they hereby are, established and that such new series be, and they hereby are, designated the "GW&K Large Cap Growth Fund" and the "GW&K Small Cap Growth Fund"; and

          FURTHER RESOLVED, that the relative rights and preferences of the GW&K Large Cap Growth Fund and the GW&K Small Cap Growth Fund series of shares shall be those rights and preferences set forth in Sections 4.1 through 4.6 of the Agreement and Declaration of Trust, dated April 24, 1996, of the Gannett Welsh & Kotler Investment Trust (the "Declaration of Trust");

          FURTHER RESOLVED, that Section 4.2 of the Declaration of Trust be amended to reflect the establishment of the GW&K Large Cap Growth Fund and the GW&K Small Cap Growth Fund;

          FURTHER RESOLVED, that all resolutions of the Board of Trustees pertaining to the initial establishment of the other series of the Trust be, and they hereby are, made applicable to the GW&K Large Cap Growth Fund and the GW&K Small Cap Growth Fund; and

          FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and empowered to take any and all actions and to execute any and all documents and instruments, which they or any one of them in his or her sole discretion deem necessary, appropriate or desirable to implement the foregoing resolutions.

     The undersigned certifies that the actions to effect the foregoing Amendment were taken in the manner provided by the Declaration of Trust, that said Amendment is to be effective May 17, 2000, and that he is causing this certificate to be signed and filed as provided in Section 7.4 of the Declaration of Trust.

     Witness my hand this 6th day of July, 2000.


                                        /s/ Frank L. Newbauer
                                        Frank L. Newbauer
                                        Assistant Secretary